UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERCONTINENTAL EXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 25, 2022

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2022

This supplement to the Proxy Statement, dated March 29, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Intercontinental Exchange, Inc., (“we” or the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 25, 2022 (the “2022 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders, scheduled to be held via webcast on Friday, May 13, 2022 at 8:30 a.m., Eastern time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about March 29, 2022.

This Supplement updates the disclosure in the 2022 Proxy Statement in the section titled “Voting Instructions and Frequently Asked Questions—How Are Votes Counted? —Abstentions and Broker Non-Votes” on the effect of broker non-votes. The second paragraph of that section is hereby revised in its entirety to read as follows:

In regards to the (i) the approval of the adoption of amendments to our current Certificate of Incorporation to eliminate supermajority voting provisions and (ii) the approval of the adoption of amendments to our current Certificate of Incorporation to lower the special meeting ownership threshold to 20%, abstentions and broker non-votes will have the effect of a vote “against” these proposals. If you hold your shares through a broker and you do not instruct the broker on how to vote on (i) the approval of the adoption of amendments to our current Certificate of Incorporation to eliminate supermajority voting provisions or (ii) the approval of the adoption of amendments to our current Certificate of Incorporation to lower the special meeting ownership threshold to 20%, in each case, within a specified period of time prior to the meeting, then your broker will not have authority to vote your shares on any such proposal which you did not instruct the broker how to vote.

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2022 Proxy Statement.